                                                                  EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON SHARE PURCHASE RIGHTS)

                                       OF

                              PENNACO ENERGY, INC.

                                       AT

                              $19.00 NET PER SHARE

                                       BY

                        MARATHON OIL ACQUISITION 1, LTD.

                          A WHOLLY OWNED SUBSIDIARY OF

                              MARATHON OIL COMPANY

                          A WHOLLY OWNED SUBSIDIARY OF

                                USX CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON MONDAY, FEBRUARY 5, 2001, UNLESS THE OFFER IS EXTENDED.

                             ---------------------

     THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF DECEMBER 22, 2000 (THE "MERGER AGREEMENT") AMONG MARATHON OIL ACQUISITION 1, LTD. (THE "PURCHASER"), MARATHON OIL COMPANY ("MARATHON") AND PENNACO ENERGY, INC. ("PENNACO"). THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (AS DEFINED HEREIN) THAT WOULD CONSTITUTE AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE. SEE SECTION 14 OF THE OFFER TO PURCHASE.

     THE BOARD OF DIRECTORS OF PENNACO HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, AND UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF PENNACO AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF PENNACO ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                             ---------------------

                    The Information Agent for the Offer is:

                [GEORGESON SHAREHOLDER COMMUNICATIONS INC. LOGO]

January 8, 2001

                                   IMPORTANT

     If you wish to tender all or any portion of your Shares, you must take the steps set forth in either (1) or (2) below prior to the expiration of the Offer:

          (1) (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message, and any other required documents to The Bank of New York, which is acting as the Depositary (the "Depositary"), and

              (b) deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or deliver such Shares pursuant to the procedures for book-entry transfer set forth in
     Section 2; or

          (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

     If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares.

     If you wish to tender Shares and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the expiration of the Offer, your tender may be effected by following the procedures for guaranteed delivery set forth in
Section 2.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to Georgeson Shareholder Communications Inc. (the "Information Agent") at its address and telephone number set forth on the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
INTRODUCTION................................................    5
THE TENDER OFFER............................................    7
  1.  TERMS OF THE OFFER....................................    7
  2.  PROCEDURE FOR TENDERING SHARES........................    9
  3.  WITHDRAWAL RIGHTS.....................................   12
  4.  ACCEPTANCE FOR PAYMENT AND PAYMENT....................   13
  5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES..........   13
  6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES....   14
  7.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; AMEX
       LISTING; EXCHANGE ACT REGISTRATION; MARGIN
       REGULATIONS..........................................   15
  8.  CERTAIN INFORMATION CONCERNING PENNACO................   16
  9.  CERTAIN INFORMATION CONCERNING THE PURCHASER, MARATHON
       AND USX..............................................   16
  10. SOURCE AND AMOUNT OF FUNDS............................   17
  11. CONTACTS AND TRANSACTIONS WITH PENNACO; BACKGROUND OF
       THE OFFER............................................   18
  12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; PLANS FOR
       PENNACO; APPRAISAL RIGHTS............................   19
  13. DIVIDENDS AND DISTRIBUTIONS...........................   29
  14. CONDITIONS TO THE OFFER...............................   29
  15. CERTAIN LEGAL MATTERS.................................   31
  16. FEES AND EXPENSES.....................................   32
  17. MISCELLANEOUS.........................................   32
SCHEDULE I -- DIRECTORS AND EXECUTIVE OFFICERS OF USX,
  MARATHON AND THE PURCHASER................................  S-1

                               SUMMARY TERM SHEET

     Marathon Oil Acquisition 1, Ltd., which is referred to in this Offer to Purchase as the "Purchaser," is offering to purchase all of the outstanding shares of common stock of Pennaco Energy, Inc., which is referred to in this Offer to Purchase as "Pennaco," for $19.00 per share in cash. The following are some of the questions you, as a stockholder of Pennaco, may have and answers to those questions. We urge you to read the remainder of this Offer to Purchase and the letter of transmittal carefully because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     Marathon Oil Acquisition 1, Ltd. is a Delaware corporation formed for the purpose of making this tender offer. Marathon Oil Acquisition 1, Ltd. is a wholly owned subsidiary of Marathon Oil Company, an Ohio corporation, which is referred to in this Offer to Purchase as "Marathon." Marathon is a wholly owned subsidiary of USX Corporation, a Delaware corporation, which is referred to in this Offer to Purchase as "USX." See Section 9 of this Offer to
Purchase -- "Certain Information Concerning the Purchaser, Marathon and USX."

WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding shares of common stock of Pennaco, together with the associated common share purchase rights. See "Introduction" and Section 1 -- "Terms of the Offer" of this Offer to Purchase.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $19.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and Section 1 -- "Terms of the Offer" of this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Marathon and USX will provide the Purchaser with sufficient funds from its own resources to acquire all tendered shares and any shares to be acquired in the merger which is expected to follow the successful completion of the offer. The offer is not conditioned on any financing arrangements. See Section 10 -- "Source and Amount of Funds" of this Offer to Purchase.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision of whether to tender shares and accept the offer because:

     - the offer is being made for all outstanding shares solely for cash,

     - the offer is not subject to any financing condition,

     - Marathon and USX have available cash and financing commitments that are more than sufficient to pay the purchase price for all the outstanding shares, and

     - if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on Monday, February 5, 2001, to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 -- "Terms of the Offer" and
Section 2 -- "Procedure for Tendering Shares" of this Offer to Purchase.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Yes. We have agreed with Pennaco that we may extend the offer, in increments of not more than five business days each, if at the time the offer is scheduled to expire (including at the end of an earlier extension) any of the conditions to our offer is not satisfied (or waived by us) or if we are required to extend the offer by any of the rules of the Securities and Exchange Commission. See Section 1 -- "Terms of the Offer" of this Offer to Purchase.

     We may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender their shares and receive the offer consideration. We may, in our sole discretion, provide a subsequent offering period regardless of whether or not the events or the facts set forth in Section 14 -- "Certain Conditions of the Offer" of this Offer to Purchase have occurred. If we have acquired a majority but less than 90% of the outstanding shares of Pennaco as of the expiration date of the offer, we currently intend to elect to provide a subsequent offering period. See Section 1 -- "Terms of the Offer" of this Offer to Purchase.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform The Bank of New York, the depositary for the offer, of that fact and will make a public announcement of the extension, by not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any tendered shares unless the number of shares validly tendered and not withdrawn before the expiration of the offer represents at least a majority of the total number of shares of Pennaco outstanding on a fully diluted basis. The offer is also subject to a number of other conditions. See Section 14 -- "Certain Conditions of the Offer" of this Offer to Purchase.

HOW DO I TENDER MY SHARES?

     To tender shares, you must take the steps set forth in either (1) or (2) below prior to the expiration of the tender offer:

          (1) (a) complete, sign and deliver the letter of transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, deliver an "agent's message," and deliver any other required documents to the depositary, and

               (b) deliver the certificates for your shares to the depositary or deliver your shares pursuant to the procedure for book-entry transfer; or

          (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

     If your shares are held in street name by your broker, dealer, commercial bank, trust company or other nominee, such nominee can tender your shares for you.

     If you cannot deliver everything that is required to be delivered to the depositary by the expiration of the tender offer, you may have a limited amount of additional time to do so by having a broker, a bank or other fiduciary that is a member of a recognized Medallion Program approved by the Securities Transfer Association, Inc. or another eligible institution, guarantee that the missing items will be received by the depositary within three American Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three-trading day period. See Section 2 -- "Procedure for Tendering Shares" of this Offer to Purchase.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired and, if we have not by March 8, 2001, agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. If we decide to provide a subsequent offering period, we will accept shares tendered during that period immediately, and thus you will not be able to withdraw shares tendered in the offer during any subsequent offering period. See
Section 1 -- "Terms of the Offer" and Section 3 -- "Withdrawal Rights" of this Offer to Purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, with the required information, to the depositary while you still have the right to withdraw the shares. If you tendered your shares by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your shares. See Section 1 -- "Terms of the Offer" and Section
3 -- "Withdrawal Rights" of this Offer to Purchase.

WHAT DOES THE PENNACO BOARD OF DIRECTORS THINK OF THE OFFER?

     We are making the offer pursuant to a merger agreement we entered into with Pennaco. The Board of Directors of Pennaco unanimously approved the merger agreement, our tender offer and our proposed merger with Pennaco. The Board of Directors of Pennaco has unanimously determined that each of the merger agreement, the offer and the merger is advisable and fair to and in the best interests of Pennaco's stockholders, and it unanimously recommends that Pennaco's stockholders accept the offer and tender their shares. See Section 11
 -- "Contacts and Transactions with Pennaco; Background of the Offer" of this Offer to Purchase. Pennaco has prepared a Solicitation and Recommendation Statement containing additional information regarding the Pennaco Board of Directors' determination and recommendation, including a discussion of a written opinion of Lehman Brothers Inc., addressed to the Pennaco Board and dated December 22, 2000, to the effect that, as of the date of that opinion and based on and subject to certain matters stated in that opinion, the $19.00 per share cash consideration to be received in the offer and the merger was fair, from a financial point of view, to Pennaco's stockholders. That Solicitation and Recommendation Statement is being sent to stockholders contemporaneously with this Offer to Purchase.

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL PENNACO CONTINUE AS A PUBLIC COMPANY?

     No. If the merger occurs, Pennaco will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares may no longer be eligible to be traded through the American Stock Exchange or any other securities market, there may not be a public trading market for the shares and Pennaco may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See Section
7 -- "Effect of the Offer on the Market Shares; AMEX Listing; Exchange Act Registration; Margin Regulations" of this Offer to Purchase.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

     If we purchase in the offer a number of shares which equals at least a majority of the shares of Pennaco outstanding on a fully diluted basis, the Purchaser will be merged with and into Pennaco. If that merger takes place, we will own all of the shares of Pennaco and all other stockholders of Pennaco will have the right to receive the same price paid in the offer, that is, $19.00 per share in cash (or any other higher price per share which is paid in the offer). See "Introduction" and Section 12 -- "Purpose of the Offer; the Merger Agreement; Plans for Pennaco; Appraisal Rights" of this Offer to Purchase. There are no appraisal rights available in connection with the offer. However, if the merger takes place, stockholders who have not sold their shares in the offer and have complied with the applicable provisions of Delaware law will have appraisal rights under Delaware law. See Section 12 -- "Purpose of the Offer; the Merger Agreement; Plans for Pennaco; Appraisal Rights -- Appraisal Rights" of this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger takes place, stockholders who do not tender in the offer will have the right to receive in the merger the same amount of cash per share which they would have received had they tendered their shares in the offer, subject to their right to pursue appraisal under Delaware law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, until the merger is consummated or if the merger does not take place for some reason, the number of stockholders of Pennaco and the number of shares of Pennaco which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on the American Stock Exchange or any other securities exchange, and Pennaco may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 7 -- "Effect of the Offer on the Market for the Shares; AMEX Listing; Exchange Act Registration; Margin Regulations" and Section 12 -- "Purpose of the Offer; the Merger Agreement; Plans for Pennaco; Appraisal Rights" of this Offer to Purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On December 22, 2000, the last trading day before Marathon and Pennaco announced that they had signed the merger agreement, the last sale price of the shares reported by the American Stock Exchange was $14.63 per share. On January 5, 2001, the last trading day before we commenced our tender offer, the last sale price of the shares was $19.38 per share. We advise you to obtain a recent quotation for shares of Pennaco in deciding whether to tender your shares. See
Section 6 -- "Price Range of the Shares; Dividends on the Shares" of this Offer to Purchase.

WHO WILL DETERMINE THE VALIDITY OF MY TENDER OF SHARES?

     We have reserved the sole right to decide any questions concerning the validity, form, eligibility, timeliness and other questions relating to tenders of shares. We have also reserved the right to waive any defect or irregularity. In exercising our waiver power we may choose not to treat similar defects or irregularities in the same manner. All of our decisions relating to the validity of tenders will be final and binding.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call Georgeson Shareholder Communications Inc. toll free at (800) 223-2064. Georgeson Shareholder Communications Inc. is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of Pennaco:

                                  INTRODUCTION

     Marathon Oil Acquisition 1, Ltd., a Delaware corporation (the "Purchaser," "we" or "us") and a wholly owned subsidiary of Marathon Oil Company, an Ohio corporation ("Marathon") and a wholly owned subsidiary of USX Corporation, a Delaware corporation ("USX"), hereby offers to purchase all outstanding shares (the "Shares") of common stock, par value $.001 per share ("Common Stock"), of Pennaco Energy, Inc., a Delaware corporation ("Pennaco"), together with the associated common share purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of February 24, 1999, as amended as of December 22, 2000 (the "Rights Agreement"), between Pennaco and Computershare Investor Services, L.L.C., as Rights Agent (the "Rights Agent"), at a purchase price of $19.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). All references herein to Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement and, unless the context otherwise requires, all references herein to Shares shall include the Rights.

     Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. Stockholders who hold their Shares through banks or brokers should check with those institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of The Bank of New York, which is acting as the Depositary (the "Depositary"), and Georgeson Shareholder Communications Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Offer is being made pursuant to the terms of an Agreement and Plan of Merger dated as of December 22, 2000 (the "Merger Agreement") among the Purchaser, Marathon and Pennaco. The Merger Agreement provides that, following the consummation of the Offer and on the terms and subject to the conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into Pennaco. Following the effective time of the Merger (the "Effective Time"), Pennaco will continue as the surviving corporation and a wholly owned subsidiary of Marathon. In the Merger, each outstanding Share (other than Shares owned by Pennaco, the Purchaser or Marathon or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon. The Merger Agreement is more fully described in
Section 12 -- "Purpose of the Offer; the Merger Agreement; Plans for Pennaco; Appraisal Rights."

     Consummation of the Merger is subject to a number of conditions, including approval by stockholders of Pennaco, if such approval is required under the DGCL, and Shares having been purchased pursuant to the Offer. If we acquire at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, we will be able to, and intend to, effect the Merger pursuant to the "short-form" merger provisions of the DGCL, without prior notice to, or any action by, any other stockholder of Pennaco. See Section 12 -- "Purpose of the Offer; the Merger Agreement; Plans for Pennaco; Appraisal Rights."

     THE BOARD OF DIRECTORS OF PENNACO (THE "PENNACO BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, AND UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF PENNACO AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF PENNACO ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. THE FACTORS CONSIDERED BY THE PENNACO BOARD IN ARRIVING AT ITS DECISION TO APPROVE THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND TO RECOMMEND THAT STOCKHOLDERS OF PENNACO ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER ARE DESCRIBED IN PENNACO'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHED-

ULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") AND IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY CONCURRENTLY HEREWITH.

     LEHMAN BROTHERS INC. ("LEHMAN") HAS ACTED AS PENNACO'S FINANCIAL ADVISOR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THE OPINION OF LEHMAN DATED DECEMBER 22, 2000, THAT, AS OF SUCH DATE, THE CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER BY HOLDERS OF SHARES IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW, WILL BE SET FORTH IN FULL AS AN ANNEX TO THE SCHEDULE 14D-9. YOU ARE URGED TO, AND SHOULD, READ THE
SCHEDULE 14D-9 AND SUCH OPINION CAREFULLY IN THEIR ENTIRETY.

     THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1) A NUMBER OF SHARES THAT WOULD CONSTITUTE AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM TENDER CONDITION").

     Pennaco has informed us that Pennaco's authorized capital stock currently consists of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"). Pennaco has also informed us that, as of December 21, 2000, (i) there were 19,641,286 shares of Common Stock and no shares of Preferred Stock issued and outstanding and (ii) an aggregate of 4,021,536 shares of Common Stock were reserved for issuance upon the exercise of outstanding options and warrants. Based on the foregoing and assuming that no Shares are otherwise issued after December 21, 2000, there would be 23,662,822 shares outstanding on a fully diluted basis and the Minimum Tender Condition will be satisfied if at least 11,831,412 shares are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Tender Condition will depend on the actual number of Shares outstanding on the date we accept Shares for payment pursuant to the Offer. If the Minimum Tender Condition is satisfied, and we accept for payment Shares tendered pursuant to the Offer, we will be able to elect a majority of the members of the Pennaco Board and to effect the Merger without the affirmative vote of any other stockholder of the Company. See
Section 12.

     In connection with the Merger Agreement, the Pennaco Board has amended the Rights Agreement to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

     Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on February 5, 2001, unless and until we shall have extended the period of time during which the Offer is open in accordance with the provisions of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date as of which the Offer, as so extended by us, will expire.

     In the Merger Agreement, we agreed that we will not, without the prior written consent of Pennaco, (i) reduce the number of Shares subject to the Offer, (ii) reduce the price per Share to be paid pursuant to the Offer, (iii) reduce or modify the Minimum Tender Condition, (iv) modify or add to the conditions described under "Conditions to the Offer" in Section 14 in any manner adverse to the holders of Shares (other than Marathon and its subsidiaries), (v) except as provided in the next sentence, extend the Offer or (vi) change the form of consideration payable in the Offer. However, the Merger Agreement provides that, without the consent of Pennaco, we may (i) extend the Offer in increments of not more than five business days each, if at the scheduled Expiration Date of the Offer any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iii) make available a subsequent offering period (within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). In addition, we have agreed that, if the Minimum Tender Condition is not satisfied at the scheduled Expiration Date, at the request of Pennaco, we will extend the Expiration Date in increments of five business days each until the earliest to occur of (v) the date that is 60 days after the initial Expiration Date, (w) the satisfaction of the Minimum Tender Condition, (x) the reasonable determination by us that the Minimum Tender Condition is not capable of being satisfied on or prior to the date that is 60 days after the initial Expiration Date, (y) the termination of the Merger Agreement in accordance with its terms and (z) April 30, 2001.

     Subject to the terms of the Merger Agreement, including the restrictions described above, and the applicable rules and regulations of the SEC, the Purchaser reserves the right (but shall not be obligated, except as described in this Section 1), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 shall have occurred, (a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary, (b) to elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act, and (c) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     If by 12:00 midnight, New York City time, on February 5, 2001 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, we reserve the right (but shall not be obligated except as described in this Section 1), subject to the terms and conditions contained in the Merger Agreement and the applicable rules and regulations of the SEC, (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) except as set forth above with respect to the Minimum Tender Condition, to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) as set forth above, to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) except as set forth above, to amend the Offer.

     Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If we extend the Offer or if we are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares or we are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on behalf of us, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer, and by the terms of the Merger Agreement, which require that we pay for Shares accepted for payment as soon as reasonably practicable after the Expiration Date.

     If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum period of ten business days from the date of the change is generally required to allow for adequate dissemination to stockholders.

     Pursuant to Rule 14d-11 under the Exchange Act, we may, subject to certain conditions, provide a subsequent offering period from three to 20 business days in length following the Expiration Date ("Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already will have been completed.

     During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and we will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that we may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20-business day period of the Offer has expired, (ii) we offer the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) we accept and promptly pay for all securities tendered during the Offer prior to its expiration, (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. Eastern time on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (v) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. We will be able to provide a Subsequent Offering Period, if we satisfy the conditions above, after February 5, 2001.

     WE MAY, IN OUR SOLE DISCRETION, PROVIDE A SUBSEQUENT OFFERING PERIOD REGARDLESS OF WHETHER THE EVENTS OR THE FACTS SET FORTH IN SECTION 14 ("CERTAIN CONDITIONS OF THE OFFER") HAVE OCCURRED. IF WE HAVE ACQUIRED A

MAJORITY BUT LESS THAN 90% OF THE SHARES AS OF THE EXPIRATION DATE, WE CURRENTLY INTEND TO ELECT TO PROVIDE A SUBSEQUENT OFFERING PERIOD. PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

     Pennaco has provided us with Pennaco's stockholder lists and security position listing for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and we will furnish those materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Pennaco's stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares. The Schedule 14D-9 will also be included with those materials.

2. PROCEDURE FOR TENDERING SHARES

     Valid Tender. In order for you validly to tender Shares pursuant to the Offer, (a) the certificates for your tendered Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must, prior to the Expiration Date, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described under "Book-Entry Transfer," either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of such addresses, your tendered Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or (c) you must, before the Expiration Date, comply with the guaranteed delivery procedures described below under "Guaranteed Delivery."

     The valid tender of Shares by you pursuant to one of the procedures described above will constitute a binding agreement between you and us on the terms and subject to the conditions of the Offer.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although you may cause delivery of Shares to be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date in order for you to complete a valid tender of your Shares by book entry, or you must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR SOLE ELECTION AND RISK. YOUR SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on your Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, unless such registered holder(s) has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) your Shares are tendered for the account of a firm that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agent Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchanges Medallion Program, or is otherwise an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and your certificates for Shares are not immediately available or you cannot complete the procedures for book-entry transfer on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

          (a) your tender is made by or through an Eligible Institution;

          (b) you ensure that a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (c) you ensure that either (i) the certificates for tendered Shares together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer," either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents, is received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the American Stock Exchange (the "AMEX"), a subsidiary of the National Association of Securities Dealers, Inc., is open for business.

     You may deliver the Notice of Guaranteed Delivery to the Depositary by hand or transmit it by facsimile transmission or mail to the Depositary. You must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Distribution of Rights. Holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of such Share. Unless and until the Distribution Date (as defined in the Rights Agreement) occurs, the Rights are represented by and transferred with the Shares. Accordingly, if the Distribution Date does not occur prior to the Expiration Date, a tender of Shares will constitute a tender of the associated Rights. If, however, pursuant to the Rights Agreement or otherwise, a Distribution Date does occur, certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering stockholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three trading days after the date such certificates are distributed. The Purchaser reserves the right to require that it receive such certificates prior to accepting Shares for payment. Payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, such certificates, if such certificates have been distributed to holders of Shares. The Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer. The Rights Agreement has been amended as of December 22, 2000, to exempt from the provisions of the Rights Agreement the Merger Agreement, the acquisition of Shares by the Purchaser, Marathon or USX pursuant to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

     Appointment. By executing a Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal, you will irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal (or such facsimile), each with full power of substitution, to the full extent of your rights with respect to the Shares tendered by you and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after December 22, 2000. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by you as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by you with respect to such Shares or other securities or rights will, without further action, be revoked and you may not give any subsequent powers of attorney, proxies, consents or revocations (which, if given, will not be effective). Our designees will thereby be empowered to exercise all your voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the stockholders of Pennaco, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders that we determine are not in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Marathon, USX, Pennaco, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. By tendering Shares to us you agree to accept any decisions we make concerning these matters and waive any right you might otherwise have to challenge our decision.

     Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, when surrendering Shares in the Offer, you must, unless an exemption applies, provide the Depositary with your correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that you are not subject to backup withholding. If you do not provide your correct TIN or fail to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on you and payment of cash to you pursuant to the Offer may be subject to backup withholding of 31%. If you surrender Shares pursuant to the Offer, you should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by us pursuant to the Offer, you may also withdraw your previously tendered Shares at any time after March 8, 2001.

     In order for your withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, you must submit the serial numbers shown on the particular certificates to be withdrawn to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If your Shares were delivered pursuant to the procedures for book-entry transfer set forth in Section 2, your notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. You may not rescind a withdrawal of tenders of Shares, and any Shares that you properly withdraw will thereafter be deemed not validly tendered for purposes of the Offer. However, you may retender withdrawn Shares by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion, which determination will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not similar defects or irregularities are waived in the case of any other stockholder. None of the Purchaser, Marathon, USX, Pennaco, the Depositary, the Information Agent or any other person will be under any duty to give you notification of any defects or irregularities in your notice of withdrawal or incur any liability for failure to give any such notification.

     In the event we provide a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

     On the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. We expressly reserve the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (a) the certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

     The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares. On the terms and subject to the conditions of the Offer, we will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     If we do not accept for payment any Shares tendered by you pursuant to the Offer for any reason, we will return the certificates for any such Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     Your receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you sell or exchange your Shares in the Offer or the Merger, you will recognize gain or loss equal to the difference, if any, between the amount of cash received pursuant to the Offer or the Merger and your adjusted tax basis in the Shares tendered by you and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be.

     If Shares are held by you as capital assets, gain or loss recognized by you will be capital gain or loss, which will be long-term capital gain or loss if your holding period for the Shares exceeds one year. If you are an individual, the maximum U.S. federal income tax rate on long-term capital gains is 20%. The deduction of capital losses is subject to limitations. You should consult your own tax advisor in this regard.

     If you tender Shares, you may be subject to 31% backup withholding unless you provide your TIN and certify that such number is correct or properly certify that you are awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. If you do not furnish a required TIN, you may be subject to a penalty imposed by the IRS. See Section 2 -- "Procedure for Tendering Shares -- Backup Withholding."

     If backup withholding applies to you, the Depositary is required to withhold 31% from amounts otherwise payable to you. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

     THE FOREGOING U.S. FEDERAL INCOME TAX DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. THE DISCUSSION IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO YOU (INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN TAX LAWS).

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     Since April 19, 1999, the Common Stock has been listed on the AMEX under the symbol "PN." From July 1, 1998 to April 16, 1999, the Shares were traded over the counter and quoted on the OTC Bulletin Board system. The following table sets forth, for each of the periods indicated, the high and low bid prices per share of Common Stock as reported on the OTC Bulletin Board system for the period through April 16, 1999 and the high and low sales prices per share on the AMEX since that date.

                              PENNACO ENERGY, INC.

                                                               HIGH     LOW
                                                              ------   ------
FISCAL YEAR ENDED DECEMBER 31, 1999:
First Quarter...............................................  $ 5.25   $ 2.84
Second Quarter..............................................  $12.75   $ 4.75
Third Quarter...............................................  $12.88   $10.00
Fourth Quarter..............................................  $12.25   $ 6.88
FISCAL YEAR ENDED DECEMBER 31, 2000:
First Quarter...............................................  $13.88   $ 7.63
Second Quarter..............................................  $17.75   $11.00
Third Quarter...............................................  $17.38   $11.25
Fourth Quarter..............................................  $19.81   $11.38
FISCAL YEAR ENDED DECEMBER 31, 2001:
First Quarter (through January 5, 2001).....................  $19.56   $18.88

     The Rights trade together with the Common Stock. On December 22, 2000, the last trading day before the first public announcement of the execution of the Merger Agreement, the last reported sale price of the Shares on the AMEX was $14.63 per Share. On January 5, 2001, which was the last full trading day before commencement of the Offer, the last reported sale price of the Shares on the AMEX was $19.38 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     According to Pennaco's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, (i) Pennaco has never paid any dividends on the Shares and
(ii) Pennaco's bank credit facility restricts its ability to pay cash dividends. In addition, Pennaco has advised us that it has not declared or paid any stock or other noncash dividends on the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; AMEX LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     AMEX Listing. Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the AMEX. According to the AMEX's published guidelines, the AMEX would consider delisting the Shares if, among other things, (i) the number of publicly held Shares falls below 200,000, (ii) the total number of public shareholders falls below 300 or (iii) the aggregate market value of publicly held Shares falls below $1,000,000. Shares held by officers or directors of Pennaco or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the AMEX for continued listing and the Shares are no longer listed, the market for the Shares could be adversely affected.

     If the AMEX were to delist the Shares because they no longer meet the requirements for continued inclusion on the AMEX, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of Pennaco to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Pennaco to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Pennaco, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Pennaco and persons holding "restricted securities" of Pennaco to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause Pennaco to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from the AMEX and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending on factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING PENNACO

     General. Pennaco is an independent exploration and production company. Pennaco's current operations are focused on the acquisition, exploration, development and production of natural gas from coal bed methane properties located in the Powder River Basin in northeastern Wyoming and southeastern Montana. Pennaco is a Delaware corporation with its executive offices at 1050 17th Street, Suite 700, Denver, Colorado 80265, and its telephone number is
(303) 629-7000.

     Available Information. Pennaco is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Pennaco's directors and officers, their remuneration, stock options and other matters, the principal holders of Pennaco's securities and any material interest of such persons in transactions with Pennaco is required to be disclosed in Pennaco's proxy statements distributed to Pennaco's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, NW, Washington, DC 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable, by mail, on payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, NW, Washington, DC 20549. The SEC also maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such material should also be available for inspection at the offices of the AMEX at 86 Trinity Place, New York, New York 10006.

     Except as otherwise stated in this Offer to Purchase, the information concerning Pennaco contained herein has been taken from or based on publicly available documents on file with the SEC and other publicly available information. Although the Purchaser, Marathon and USX do not have any knowledge that any such information is untrue, none of the Purchaser, Marathon nor USX takes any responsibility for the accuracy or completeness of such information or for any failure by Pennaco to disclose events which may have occurred and may affect the significance or accuracy of any such information but which are unknown to USX, Marathon or the Purchaser.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER, MARATHON AND USX

     The Purchaser, a Delaware corporation which is a wholly owned subsidiary of Marathon, a wholly owned subsidiary of USX, was organized to acquire Pennaco and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located at the principal office of Marathon. All outstanding shares of capital stock of the Purchaser are owned by Marathon.

     Marathon is an Ohio corporation with its principal offices located at 5555 San Felipe, Houston, Texas 77056, and its telephone number is (713) 629-6600. Marathon is engaged in the worldwide exploration and production of crude oil and natural gas and, through Marathon Ashland Petroleum LLC (which is 62% owned by Marathon), refines, markets and transports petroleum products in the United States. Marathon is a wholly owned subsidiary of USX.

     USX is a Delaware corporation with its principal offices located at 600 Grant Street, Pittsburgh, Pennsylvania 15219-4776, and its telephone number is
(412) 433-1121. USX is a diversified company principally engaged in the energy business through its Marathon Group and in the steel business through its U.S. Steel Group.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, Marathon and USX are set forth in Schedule I hereto.

     During the last five years, none of USX, Marathon, the Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws.

     Except as described in this Offer to Purchase, (i) none of the Purchaser, Marathon, USX or, to the best of their knowledge, any of the persons listed in
Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of USX, Marathon or the Purchaser or, to the best of their knowledge, any associate or majority-owned subsidiary of any of the persons listed in
Schedule I to this Offer to Purchase, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of Pennaco, and (ii) none of USX, Marathon, the Purchaser, or to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase has effected any transaction in such equity securities during the past 60 days. The Purchaser, Marathon and USX disclaim beneficial ownership of any Shares owned by any pension plans of the Purchaser, Marathon or USX or any pension plans of any associate or majority-owned subsidiary of the Purchaser, Marathon or USX.

     Except as described in this Offer to Purchase, none of the Purchaser, Marathon, USX or, to the best of their knowledge, any of the persons listed in
Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Pennaco, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, during the past two years, none of the Purchaser, Marathon, USX or, to the best of their knowledge, any of the persons listed on Schedule I hereto has had any business relationship or transaction with Pennaco or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years, there have been no contacts, negotiations or transactions between any of the Purchaser, Marathon, USX or any of their subsidiaries or, to the best knowledge of the Purchaser, Marathon or USX, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Pennaco or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     Available Information. Marathon is a wholly owned subsidiary of USX. USX is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning USX's directors and officers, their remuneration, stock options and other matters, the principal holders of USX's securities and any material interest of such persons in transactions with USX or Marathon is required to be disclosed in the Annual Report on Form 10-K, which has been filed with the SEC. Such reports and other information will be available for inspection at the SEC, and copies thereof will be obtainable from the SEC in the same manner as is set forth with respect to Pennaco in Section 8.

10. SOURCE AND AMOUNT OF FUNDS

     The Offer is not conditioned on any financing arrangements.

     The Purchaser estimates that funds totaling approximately $500 million will be required to purchase all the outstanding Shares, satisfy obligations under outstanding stock options and warrants and pay all the costs, fees and expenses related to the Offer and the Merger and fund the repayment of Pennaco's currently outstanding bank debt of approximately $62 million. The Purchaser plans to obtain all funds needed for the

Offer and the Merger through capital contributions or intercompany loans of available cash from Marathon and USX.

11. CONTACTS AND TRANSACTIONS WITH PENNACO; BACKGROUND OF THE OFFER

     On September 8, 2000, Mr. Douglas E. Brooks, Manager -- Business Development for the Rocky Mountain Region of Marathon, contacted Mr. Paul M. Rady, Chairman of the Board, President and Chief Executive Officer of Pennaco, to inquire about Pennaco's interest in developing a "strategic partnership" relationship or considering potential business combination alternatives, including a possible acquisition of Pennaco by Marathon. In response to that inquiry and subsequent requests for information, on September 11 and 19, 2000, members of Pennaco's senior management provided representatives of Marathon with various materials containing publicly available information about Pennaco's operations.

     On November 8, 2000, Mr. Clarence P. Cazalot, President of Marathon, contacted Mr. Rady to express Marathon's interest in acquiring Pennaco and to explore business combination options.

     On November 10, 2000, Mr. Cazalot, Mr. Steven B. Hinchman, Senior Vice President -- Operations of Marathon, and Mr. Richard J. Murphy,
Manager -- Mergers and Acquisitions of Marathon, met in Houston, Texas with Mr. Rady and Mr. Glen C. Warren, Jr., Executive Vice President, Chief Financial Officer and Director of Pennaco, to discuss Marathon's potential acquisition of Pennaco. The parties agreed to further explore a possible transaction for the next 30 days. Pennaco agreed at that time to provide Marathon with information concerning Pennaco's operations pursuant to the terms of a confidentiality agreement dated as of November 15, 2000 (the "Confidentiality Agreement").

     On November 16 and 17, 2000, representatives of Marathon met with members of Pennaco's senior management team in Denver, Colorado to gather detailed information about Pennaco. Throughout the latter half of November and the first half of December 2000, Marathon conducted a due diligence review of Pennaco and its operations.

     On December 8, 2000, Mr. Cazalot discussed Marathon's initial valuation of Pennaco with Mr. Rady. Mr. Rady discussed that valuation with the Pennaco Board on that date and informed Mr. Cazalot that the valuation was not acceptable to the Pennaco Board, but that the Pennaco Board had authorized the executive officers of Pennaco to continue discussions with Marathon's representatives. Following that conversation, representatives of Marathon and Pennaco held additional discussions and Pennaco provided additional due diligence materials to Marathon's representatives.

     On December 14, 2000, Mr. Cazalot advised Mr. Rady of Marathon's revised valuation, which involved an offer price of $19.00 per Share.

     On December 15, 2000, following continued discussions between senior representatives of Marathon and Pennaco, the representatives of the parties reached a tentative agreement as to the principal economic terms of the transaction, subject to finalizing Marathon's due diligence, negotiation of a definitive agreement and the approval of each party's board of directors.

     Between December 18 and 22, 2000, representatives of Marathon conducted a further due diligence review of Pennaco's operations and assets and representatives of Marathon and Pennaco worked to finalize the terms of the proposed transaction.

     On December, 22, 2000, the Board of Directors of USX recommended that Marathon should complete the acquisition of Pennaco, and the Board of Directors of Marathon approved the Merger Agreement and the transactions contemplated thereby by a unanimous written consent dated as of that date. Also, on December 22, 2000, the Pennaco Board held a special meeting to consider the Offer, the Merger and the Merger Agreement. Following discussion, the Pennaco Board unanimously determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger were advisable and fair to and in the best interests of Pennaco and its stockholders, approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and unanimously recommended that Pennaco's stockholders accept the Offer and tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement.

     Also on December 22, 2000, following the Pennaco Board meeting, the Purchaser, Marathon and Pennaco executed and delivered the Merger Agreement, and Marathon and Pennaco issued a joint press release announcing the execution and delivery of the Merger Agreement.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; PLANS FOR PENNACO; APPRAISAL RIGHTS

  PURPOSE

     The purpose of the Offer is to enable Marathon to acquire the outstanding Shares and thereby acquire control of Pennaco. The Offer, as the first step in the acquisition of Pennaco, is intended to facilitate the acquisition of all the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable.

  THE MERGER AGREEMENT

     The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by the Purchaser, Marathon and USX with the SEC pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act in connection with the Offer (the "Schedule TO"). The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein.

     The Offer. The Merger Agreement provides for the making of the Offer by the Purchaser. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition and the satisfaction or waiver of certain other conditions that are described under "Conditions to the Offer" in Section 14. The Purchaser may modify the terms and conditions of the Offer and waive any condition described under "Conditions to the Offer" in Section 14 (other than the Minimum Tender Condition), except that, without the prior written consent of Pennaco, the Purchaser may not (i) reduce the number of Shares subject to the Offer, (ii) reduce the price per Share to be paid pursuant to the Offer, (iii) reduce or modify the Minimum Tender Condition, (iv) modify or add to the conditions described under "Conditions to the Offer" in Section 14 in any manner adverse to the holders of Shares (other than Marathon and its subsidiaries), (v) except as provided in the next paragraph, extend the Offer or (vi) change the form of consideration payable in the Offer.

     The Merger Agreement provides that the Purchaser may, without the consent of Pennaco, (i) extend the Offer in increments of not more than five business days each, if at the scheduled Expiration Date of the Offer any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iii) make available a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act). If the Minimum Tender Condition is not satisfied at the scheduled Expiration Date, at the request of Pennaco, the Purchaser and Marathon will extend the Expiration Date in increments of five business days each until the earliest to occur of (v) the date that is 60 days after the initial Expiration Date, (w) the satisfaction of the Minimum Tender Condition, (x) the reasonable determination by Marathon that the Minimum Tender Condition is not capable of being satisfied on or prior to the date that is 60 days after the initial Expiration Date, (y) the termination of the Merger Agreement in accordance with its terms and (z) April 30, 2001.

     Composition of the Pennaco Board Following Consummation of the Offer. The Merger Agreement provides that, promptly on the acceptance for payment of, and payment by the Purchaser for, any Shares pursuant to the Offer, the Purchaser will be entitled to designate such number of directors on the Pennaco Board as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Pennaco Board equal to at least that number of directors, rounded up to the next whole number, that equals the product of
(a) the total number of directors on the Pennaco Board (giving effect to the directors elected as described in this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by the Purchaser plus the number of Shares otherwise owned by the Purchaser or any other subsidiary of Marathon bears to (ii) the number of Shares then outstanding, and Pennaco will, at such time, cause the Purchaser's designees to be so elected or appointed to the Pennaco Board.

     Subject to provisions of applicable law, the Merger Agreement obligates Pennaco to take all action requested by Marathon that may be necessary to effect any such election or appointment. In that connection, Pennaco will promptly, at the option of the Purchaser, either increase the size of the Pennaco Board or obtain the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to the Pennaco Board as described above. Pennaco also will use its reasonable efforts to cause the Purchaser's designees to be proportionately represented on each committee of the Pennaco Board (other than any committee of the Pennaco Board established to take action under the Merger Agreement).

     In the event that the Purchaser's designees are appointed or elected to the Pennaco Board, the Merger Agreement provides that, until the Effective Time, the Pennaco Board will have at least two directors who are directors on the date of the Merger Agreement and who are not officers of Pennaco (the "Independent Directors"). In addition, in that event, if the number of Independent Directors is reduced below two for any reason whatsoever, the remaining Independent Director will be entitled to designate a person to fill the vacancy or, if no Independent Directors then remain, the other directors will designate two persons to fill such vacancies who are not officers, stockholders or affiliates of Pennaco, the Purchaser or Marathon. After acceptance by the Purchaser of Shares pursuant to the Offer and prior to the Effective Time, any (i) amendment or termination of the Merger Agreement by Pennaco, (ii) extension of time for the performance, or waiver, of the obligations or other acts of the Purchaser or Marathon or (iii) waiver of Pennaco's rights under the Merger Agreement will require the approval of all the Independent Directors (and, in any event, at least two Independent Directors) in addition to any required approval by the full Pennaco Board.

     The Merger. The Merger Agreement provides that, subject to satisfaction or waiver of the conditions described below under "-- Conditions to the Merger," and in accordance with the DGCL, the Merger will be effected and the Purchaser will be merged with and into Pennaco at the Effective Time. At the Effective Time, the separate corporate existence of the Purchaser will cease and Pennaco will continue as the surviving corporation (as such, the "Surviving Corporation"). The Merger Agreement provides that:

          (i) the certificate of incorporation and bylaws of the Surviving Corporation will be amended at the Effective Time to conform to the certificate of incorporation and bylaws of the Purchaser, except that the corporate name of the Surviving Corporation reflected in those documents will be "Pennaco Energy, Inc."; and

          (ii) the directors of the Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation, and the officers of Pennaco immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Vote Required to Approve the Merger. The DGCL requires, among other things, that the adoption of any agreement of merger or consolidation of a Delaware corporation must be approved and found advisable by the board of directors of that corporation and, if the "short-form" merger procedure described below is not available, adopted by the holders of at least a majority of that corporation's outstanding voting securities. The Pennaco Board has unanimously (i) approved and declared the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the applicable provisions of the DGCL, (ii) determined that the terms of the Offer, the Merger and such other transactions are fair to and in the best interests of Pennaco and its stockholders and (iii) recommended that the holders of Shares accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement. Consequently, the only additional corporate action of Pennaco that may be necessary to effect the Merger is the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding Shares, if the "short-form" merger procedure is not available. In the Merger Agreement, Pennaco has agreed to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby if such action is required by the DGCL.

     The DGCL also provides that, if a parent company owns at least 90% of the outstanding shares of each class of stock of a Delaware subsidiary, the parent company may merge that subsidiary into the parent company, or the parent company may merge itself into that subsidiary, pursuant to the "short-form" merger procedures without prior notice to, or the approval of, the other stockholders of the subsidiary. Accordingly, if the Purchaser acquires at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, it will have sufficient voting power to cause the adoption of the Merger Agreement without prior notice to, or any action by, Pennaco's other stockholders. In that event, Pennaco, the Purchaser and Marathon have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after consummation of the Offer without any action by Pennaco's other stockholders. If, however, the Purchaser does not acquire at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, and adoption of the Merger Agreement by Pennaco's stockholders is required under the DGCL to effect the Merger, a longer period of time would be required to effect the Merger.

     Effect of the Merger on the Capital Stock of the Constituent
Corporations. At the Effective Time, each issued and outstanding Share (other than (i) Shares held by Pennaco, the Purchaser or Marathon, which will automatically be canceled and retired and will cease to exist and no cash or other consideration will be delivered or deliverable in exchange therefor, and
(ii) other Shares, if any, held by holders who have not voted such Shares in favor of the Merger and have perfected their appraisal rights under the DGCL) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer (the "Merger Consideration"), without interest, less any required withholding taxes, upon surrender and exchange of a certificate representing such Share.

     At the Effective Time, each issued and outstanding share of capital stock of the Purchaser will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

     Representations and Warranties. Under the Merger Agreement, Pennaco has made customary representations and warranties to Marathon and the Purchaser, including representations and warranties relating to Pennaco's corporate existence and power; subsidiaries; capitalization; Rights Plan; corporate authorization and the required stockholder vote; government approvals, other consents and noncontravention; SEC filings; absence of undisclosed liabilities; accuracy of certain disclosures; absence of certain changes or events; taxes; absence of changes in benefit plans; employee and labor matters; litigation; compliance with laws; environmental matters; contracts; broker's fees; the opinion of Pennaco's financial advisor; absence of conflicts of interest; and accuracy of reserve information.

     Some of the representations and warranties in the Merger Agreement made by Pennaco are qualified as to "materiality" or "Material Adverse Effect." A "Material Adverse Effect" as to Pennaco is defined in the Merger Agreement to mean a material adverse effect on (i) the business, operations, assets, condition (financial or otherwise) or results of operations of Pennaco, (ii) the ability of Pennaco to perform its obligations under the Merger Agreement or
(iii) the ability of Pennaco to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Effects relating to (a) the economy in general, (b) changes in oil, gas or other hydrocarbon commodity prices or other changes affecting the oil and gas industry generally or (c) the announcement of the transactions contemplated by the Merger Agreement are not, however, a Material Adverse Effect and are not to be considered in determining whether a Material Adverse Effect has occurred.

     In addition, the Merger Agreement contains representations and warranties of the Purchaser and Marathon concerning their corporate existence and power; absence of business activities by the Purchaser; corporate authorization; government approvals, other consents and noncontravention; accuracy of certain disclosures; broker's fees; financing of the Offer and the Merger; litigation; and their ownership of Shares.

     Conduct of Business of Pennaco. Under the Merger Agreement, Pennaco has agreed that, prior to the Effective Time, Pennaco will conduct its business in the usual, regular and ordinary course of business and in substantially the same manner as previously conducted and use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business will be unimpaired at the Effective Time. Pennaco also has agreed to maintain its assets and all parts thereof in as good working order and condition as at the date of the Merger Agreement, ordinary wear and tear excepted, consistent with past practice, and to maintain in full force and effect current insurance policies or other comparable insurance coverage with respect to the assets and potential liabilities thereof. In addition, and without limiting the generality of the foregoing, except for conduct otherwise expressly permitted by the Merger Agreement, from the date of the Merger Agreement to the Effective Time, Pennaco has agreed that it will not do any of the following without the prior written consent of Marathon:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any of its other securities or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, grant, pledge, transfer or otherwise encumber or dispose of or subject to any lien (A) any shares of its capital stock, (B) any securities convertible into or exchangeable for, or any options, warrants, commitments or rights of any kind to acquire, any such shares, voting securities or convertible or exchangeable securities or (C) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Common Stock upon the exercise of stock options and warrants outstanding on the date of the Merger Agreement and in accordance with their terms as in effect on the date of the Merger Agreement;

          (iii) amend its certificate of incorporation or by-laws;

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, company, limited liability company, joint venture, association or other business organization or division thereof or
     (B) any assets that, individually or in the aggregate, are in excess of $10 million, except purchases of inventory in the ordinary course of business;

          (v) (A) grant to any of its employees, officers or directors any increase in compensation or pay any bonus, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in its SEC documents, (B) grant to any of its employees, officers or directors any increase in severance, change of control or termination pay, except to the extent required under any agreement in effect as of the date of its most recent audited financial statements included in its SEC documents, (C) establish, adopt, enter into or amend any benefit agreement, any collective bargaining agreement, other labor union agreement or benefit plan, or (D) take any action to accelerate any rights or benefits, take any action to fund or in any other way secure the payment of compensation or benefits under any benefit agreement or benefit plan, or make any material determinations not in the ordinary course of business, under any collective bargaining agreement, labor union agreement or benefit plan or benefit agreement;

          (vi) make any change in accounting methods, principles or practices affecting its reported assets, liabilities or results of operations, except as required by a change in U.S. generally accepted accounting principles;

          (vii) sell, lease (as lessor), license, encumber or otherwise dispose of or subject to any lien any properties or assets that, individually or in the aggregate, are in excess of $1 million, except sales of commodity production, inventory and excess or obsolete assets in the ordinary course of business;

          (viii) (A) incur, assume or prepay any indebtedness for borrowed money or guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness or obligation of another person or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities, except for short-term borrowings incurred in the ordinary course of business and additional borrowings under its credit facility not to exceed $10 million at any time outstanding, or (B) make or forgive any loans, advances or capital contributions to, or investments in, any other person;

          (ix) make or agree to make any new capital expenditure or expenditures (in excess of specified budgeted amounts) that, individually or in the aggregate, are in excess of $2.0 million in any calendar quarter;

          (x) make or change any material tax election or settle or compromise any material tax liability or refund;

          (xi) (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in its most recent financial statements (or the notes thereto) included in its SEC documents or incurred since the date of such financial statements in the ordinary course of business or (B) cancel any indebtedness that is material, individually or in the aggregate, to it, or waive any claims or rights of substantial value;

          (xii) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

          (xiii) make, enter into or renew, extend, amend, modify, or waive any provisions of any material contract or relinquish or waive any rights under, or agree to the termination of, any material contract, except in the ordinary course of business;

          (xiv) permit any material insurance policy naming it as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration; or

          (xv) authorize, or commit or agree to take, any of the foregoing actions or take any action that would (y) make any of its representations or warranties in the Merger Agreement untrue or incorrect in any material respect, or (z) result in any of the conditions to the Offer or the Merger not being satisfied.

     No Solicitation. The Merger Agreement provides that Pennaco will not (whether directly or indirectly through advisors, agents, representatives or other intermediaries), and will use its reasonable best efforts to cause its officers, directors, advisors, representatives and other agents not to, directly or indirectly, (i) continue any discussions or negotiations, if any, with any parties, other than the Purchaser and Marathon, conducted before the date of the Merger Agreement with respect to any Takeover Proposal (as defined below) or which could reasonably be expected to lead to a Takeover Proposal, (ii) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any Takeover Proposal, (iii) participate in any discussions or negotiations regarding any Takeover Proposal, or, in connection with any Takeover Proposal, furnish to any person any information or data with respect to or access to the properties of Pennaco, or take any other action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to any Takeover Proposal, or (iv) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, Pennaco or the Pennaco Board are permitted to furnish information with respect to Pennaco and participate in discussions or negotiations regarding an unsolicited bona fide Takeover Proposal if, and only to the extent that, a majority of the entire Pennaco Board determines in good faith that such Takeover Proposal could reasonably be expected to result in a Superior Proposal (as defined below), in which case Pennaco will not disclose any information to such person without entering into a customary confidentiality agreement containing confidentiality provisions substantially identical to those contained in its confidentiality agreement with Marathon; provided, however, that such new confidentiality agreement must not prohibit the presentation of a Takeover Proposal to Marathon. Pennaco will promptly (but in no case later than 48 hours after actual receipt by an officer of Pennaco) provide Marathon with a copy of any written Takeover Proposal received and a written statement with respect to any non-written Takeover Proposal received, which statement will include the material terms thereof (but may omit the identity of the person making the Takeover Proposal). The Merger Agreement further provides that Pennaco shall keep Marathon informed on a reasonably current basis of any material developments with respect to any discussions regarding any Takeover Proposal.

     Nothing contained in the Merger Agreement will prohibit Pennaco or the Pennaco Board from (i) taking and disclosing to Pennaco's stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act (or any similar communications) in connection with the making or amendment of a tender offer or exchange offer or (ii) making any disclosure to Pennaco's stockholders required by applicable law, provided that the Pennaco Board cannot recommend that Pennaco's stockholders tender their Shares in connection with any such tender or exchange offer unless the Pennaco Board, by majority vote of the entire Pennaco Board, has determined in good faith, based upon (among other things) the advice of its independent financial advisors and outside counsel, that the relevant Takeover Proposal constitutes a Superior Proposal.

     A "Takeover Proposal" means any inquiry, proposal or offer (other than by Marathon, the Purchaser or any of their affiliates) for (i) a merger, consolidation, share exchange, dissolution, recapitalization, liquidation or other business combination involving Pennaco, (ii) the acquisition by any person in any manner, directly or indirectly, of a number of shares of any class of equity securities of Pennaco equal to or greater than 15% of the number of such shares outstanding before such acquisition or (iii) the acquisition by any person in any manner, directly or indirectly, of assets that generate or constitute a substantial part of the net revenues, net income or assets of Pennaco, in each case other than the transactions contemplated by the Merger Agreement.

     A "Superior Proposal" means any bona fide written Takeover Proposal made by a third party (other than by the Purchaser or Marathon or any of their affiliates) to acquire directly or indirectly (i) all the equity securities or
(ii) the assets of Pennaco substantially as an entirety, which the Pennaco Board determines in good faith (based on, among other things, the advice of its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such proposal, (x) would, if consummated, be more favorable, from a financial point of view, to the holders of Common Stock than the transactions contemplated by the Merger Agreement and (y) is reasonably likely to be consummated without undue delay.

     Access to Information. The Merger Agreement provides that Pennaco will afford to Marathon and its representatives access during reasonable business hours to (i) all of Pennaco's properties, records and other information and business documents, (ii) by appointment, Pennaco's independent reserve engineers and accountants and (iii) with the prior consent of Pennaco (which consent shall not be unreasonably withheld or delayed), the premises of Pennaco for the purpose of inspecting its books and records. The Merger Agreement also provides that Marathon will have the full cooperation of Pennaco in confirming the nature of the relationships between Pennaco and its customers, working interest owners, contractors and suppliers, including whether or not such relationships are satisfactory and whether or not such relationships are expected to continue after the Merger. Pennaco has the right to have a representative present at all times of any such inspections, interviews and communications conducted by Marathon or its representatives. The Merger Agreement further provides that all such information exchanged will be subject to the Confidentiality Agreement.

     Reasonable Best Efforts; Notification of Certain Matters. The Merger Agreement provides that each of Pennaco, the Purchaser and Marathon will use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Nothing in the Merger Agreement will require Marathon to waive any rights or agree to any limitation on its operations or to dispose of any asset or collection of assets of Pennaco, Marathon or any of their respective subsidiaries or affiliates.

     The Merger Agreement provides that Pennaco will give prompt notice to Marathon, and Marathon or the Purchaser will give prompt notice to Pennaco, of
(i) any representation or warranty made by it contained in the Merger Agreement becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement, (iii) any notice or other communication it receives from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement, (iv) any notice or other communication it receives from any governmental entity in connection with such transactions and
(v) certain litigation commenced or threatened against it after the date of the Merger Agreement.

     Stock Options and Benefit Plans. Under the terms of Pennaco's 1998 Stock Option and Incentive Plan (the "Stock Plan"), all outstanding stock options granted thereunder (each, a "Stock Option") will vest on consummation of the Offer. Under the Merger Agreement, the Pennaco Board (or the Compensation Committee of the Pennaco Board) will take or cause to be taken such actions as are required to provide that each Stock Option outstanding immediately prior to the acceptance for payment of Shares pursuant to the Offer will be canceled, with the holder thereof becoming entitled to receive the amount of cash in respect of such Stock Option as provided in the Stock Plan upon a change of control. Holders of approximately 90% of the outstanding Stock Options have agreed that each Stock Option held by such holder immediately prior to the acceptance for payment of Shares pursuant to the Offer will be canceled, with such holder becoming entitled to receive an amount of cash in respect of such Stock Option equal to the product of (A) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per Share subject to such Stock Option and (B) the number of Shares subject to such Stock Option immediately prior to its cancellation.

     Under the Merger Agreement, the Pennaco Board (or the Compensation Committee of the Pennaco Board) will take or cause to be taken such actions as are required to cause (i) the Stock Plan to terminate as of the Effective Time and (ii) the provisions in any other benefit plan of Pennaco providing for the issuance, transfer or grant of any capital stock of Pennaco or any interest in respect of any capital stock of Pennaco to be deleted as of the Effective Time. Pennaco has agreed to ensure that, following the Effective Time, no holder of a Stock Option or any participant in the Stock Plan or other Pennaco benefit plan will have any right thereunder to acquire any capital stock of Pennaco or the Surviving Corporation.

     Public Announcements. The Merger Agreement provides that the Purchaser and Marathon, on the one hand, and Pennaco, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and will not issue any such press release or make any such public statement prior to such consultation, except after reasonable attempts to provide notice have been undertaken and such release or statement is required by applicable law.

     Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that, after the Effective Time, Marathon will cause the Surviving Corporation to indemnify each person who is now, or has been at any time prior to the date of the Merger Agreement, a director or officer of Pennaco, to the fullest extent permitted by law, with respect to any liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise with the approval of the Surviving Corporation (which approval shall not be unreasonably withheld or delayed), cost or expense (including reasonable fees and expenses of legal counsel) incurred in connection with any threatened or actual action, suit or proceeding based on, or arising out of, the fact that such person is or was a director or officer of Pennaco, in each case, to the full extent that Marathon or Pennaco is permitted under applicable law to so indemnify. Such indemnification rights will continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any indemnified liabilities asserted or made within that six-year period will continue until the disposition of those indemnified liabilities.

     The Merger Agreement provides that, for a period of six years after the Effective Time, Marathon shall cause to be maintained in effect policies of directors' and officers' insurance, for the benefit of those persons who are covered by Pennaco's directors' and officers' liability insurance at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under Pennaco's current directors' and officers' liability insurance policies, to the extent that such liability insurance can be maintained at an annual cost to Marathon not greater than 150 percent of the premium for the current Pennaco directors' and officers' liability insurance; provided, however, that if such insurance cannot be so maintained at or below such cost, Marathon will cause the Surviving Corporation to maintain as much of such insurance as can be so maintained at a cost equal to 150 percent of the current annual premiums of Pennaco for such insurance.

     Conditions to the Merger. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver, on or prior to the closing date of the Merger, of the following conditions: (i) if required by the DGCL, the adoption of the Merger Agreement by the stockholders of Pennaco; (ii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; (iii) no statute, code or regulation shall have been enacted or promulgated by any governmental entity that prohibits consummation of the Merger; and (iv) the Purchaser shall have previously accepted for payment and paid for Shares pursuant to the Offer. Such conditions to the Merger are different from the conditions to the Offer, which are described under "Conditions of the Offer" in Section 14.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

          (a) by mutual written consent of Marathon and Pennaco; provided, however, that if Marathon has nominated a majority of the directors pursuant to the terms of the Merger Agreement, such consent of Pennaco may only be given if approved by the Independent Directors;

          (b) by either Marathon or Pennaco:

             (i) if a statute, rule or executive order has been enacted, entered or promulgated prohibiting the transactions contemplated by the Merger Agreement on the terms contemplated thereby or if any governmental entity has issued an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action has become final and nonappealable; or

             (ii) if (A) as the result of the failure of any of the conditions described under "Conditions to the Offer" in Section 14, (1) the Purchaser has failed to commence the Offer within 30 days following the date of the Merger Agreement or (2) the Offer has terminated or expired in accordance with its terms without the Purchaser having purchased any Shares pursuant to the Offer or (B) the Purchaser has not accepted for payment any Shares pursuant to the Offer prior to April 30, 2001; provided, however, that the right to terminate the Merger Agreement as described in this paragraph (b)(ii) will not be available to any party whose willful failure to fulfill any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a willful breach of any representation or warranty of such party contained in the Merger Agreement;

          (c) by Marathon or the Purchaser:

             (i) if, prior to the acceptance for payment of Shares pursuant to the Offer, the Pennaco Board has withdrawn, or modified or changed in a manner adverse to the Purchaser or Marathon, its approval or recommendation of the Offer, the Merger Agreement or the Merger or has recommended or approved a Takeover Proposal;

             (ii) if any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than the Purchaser, Marathon or their affiliates or any group of which any of them is a member, has acquired beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of 15% or more of the outstanding Shares;

             (iii) if there has been a material breach by Pennaco of any provision described under "-- No Solicitation" above;

             (iv) if Pennaco has (i) exempted for purposes of Section 203 of the DGCL any acquisition of Shares by any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than USX, Marathon, the Purchaser or their affiliates, or (ii) amended (or agreed to amend) the Rights Agreement or redeemed (or agreed to redeem) the outstanding Rights thereunder for the purpose of exempting an acquisition of Shares (other than pursuant to the Merger Agreement) from the Rights Agreement and the Rights; or

             (v) if, prior to the acceptance for payment of Shares pursuant to the Offer, (i) there is a breach of any representation or warranty of Pennaco in the Merger Agreement that is qualified as to materiality or Material Adverse Effect, (ii) there is a breach of any representation or warranty of Pennaco in the Merger Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had or could not reasonably be expected to have a Material Adverse Effect, or
        (iii) there is a material breach by Pennaco of any of its covenants or agreements contained in the Merger Agreement, which breach, in the case of clause (i), (ii) or (iii), either is not capable of being cured or, if it is capable of being cured, has not been cured by the earlier of
        (x) 10 business days following written notice to Pennaco from Marathon or the Purchaser of such breach and (y) the expiration of the Offer; provided, however, that neither Marathon nor the Purchaser may terminate the Merger Agreement pursuant to the provisions described in this paragraph (c)(v) if Marathon or the Purchaser is then in material breach of any representation, warranty or covenant contained in the Merger Agreement;

          (d) by Pennaco if, prior to the acceptance for payment of Shares pursuant to the Offer, (A) the Pennaco Board, by majority vote of the entire Pennaco Board, determines in good faith, based on (among other things) the advice of outside financial advisors and outside counsel to Pennaco, that a Takeover Proposal constitutes a Superior Proposal, (B) Pennaco, at the direction of the Pennaco Board, notifies Marathon in writing that it intends to enter into an agreement with respect to such Superior Proposal, which notification identifies the person making the Superior Proposal and attaches the most current version of such agreement (or a complete and accurate description of all material terms and conditions thereof), (C) Marathon does not make, within three business days of receipt of Pennaco's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Pennaco Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of Pennaco as such Superior Proposal, it being understood that Pennaco may not enter into any such binding agreement during such three-business day period, and (D) Pennaco concurrently with such termination pursuant to the provisions described in this paragraph (d) pays to Marathon in immediately available funds the Termination Fee (as defined under "-- Fees and Expenses" below). Pennaco has agreed to notify Marathon promptly if its intention to enter into a written agreement referred to in its notification changes at any time after giving effect to such notification; or

          (e) by Pennaco prior to the consummation of the Offer, if (A) there is a breach of any representation or warranty of Marathon or the Purchaser in the Merger Agreement that is qualified as to materiality or "Marathon Material Adverse Effect" (which means a material adverse effect on the ability of Marathon or the Purchaser to perform its obligations under the Merger Agreement or to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement), (B) there is a breach of any representation or warranty of Marathon or the Purchaser in the Merger Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had or could not reasonably be expected to have a Marathon Material Adverse Effect or (C) there is a material breach by Marathon or the Purchaser of any of its covenants or agreements contained in the Merger Agreement, which breach, in the case of clause (A),
     (B) or (C), either is not capable or being cured or, if it is capable of being cured, has not been cured by the earlier of (x) 10 business days following written notice to Marathon from Pennaco of such breach and (y) the expiration of the Offer; provided that Pennaco may not terminate the Merger Agreement pursuant to the provisions described in this paragraph (e) if Pennaco is then in material breach of any representation, warranty or covenant contained in the Merger Agreement.

     The Merger Agreement provides that, in the event of termination thereof by either Pennaco, Marathon or the Purchaser as described above, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of Marathon, the Purchaser or Pennaco, except that (i) certain provisions of the Merger Agreement will survive such termination, and
(ii) no party will be relieved from liability for fraud or liability for the willful breach by a party of any representation, warranty or covenant set forth in the Merger Agreement, and such party will be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of any such breach.

     Fees and Expenses. Except as described in the next paragraph, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     If the Merger Agreement is terminated by (i) Pennaco pursuant to the provisions described in paragraph (d) under "-- Termination" above or (ii) by Marathon or the Purchaser pursuant to the provisions described in clauses
(c)(i), (iii) or (iv) under "-- Termination" above, then Pennaco will promptly, but in no event later than the date of such event, pay to Marathon a fee equal to $15 million (the "Termination Fee"), payable by wire transfer of same day funds, which shall be deemed to be sole and exclusive liquidated damages for such termination. In addition, if: (A)(x) the Merger Agreement is terminated by Pennaco pursuant to the provisions described in clause (b)(ii) under "-- Termination" above or by Marathon or the Purchaser pursuant to the provisions described under clause (c)(v) above (where the breach by Pennaco is willful), (y) prior to such termination a Takeover Proposal has been publicly announced, disclosed or communicated and (z) on the date of such termination, neither Marathon nor the Purchaser is in material breach of the Merger Agreement and the Minimum Tender Condition has not been satisfied and (B) within nine months after such termination as described in clause (A), Pennaco consummates or enters into an agreement with respect to any Takeover Proposal, then Pennaco shall pay the Termination Fee concurrently with the earlier of entering into any such agreement or consummating such transaction.

     Amendment. Subject to the provisions described above under "-- Composition of the Pennaco Board Following Consummation of the Offer" regarding approval by the Independent Directors, the Merger Agreement may be amended, supplemented or modified by written agreement among the parties at any time before or after adoption of the Merger Agreement by the stockholders of Pennaco; provided, however, that after such adoption, no amendment, supplement or modification may be made that by law requires further approval by the stockholders of Pennaco without the further approval of such stockholders.

     The Confidentiality Agreement. Pursuant to the Confidentiality Agreement, Marathon agreed to keep confidential certain information provided to it by Pennaco or its representatives. The Confidentiality Agreement also contains customary standstill provisions. See "-- Access to Information" above.

  PLANS FOR PENNACO

     As described above under "-- The Merger Agreement -- Composition of the Pennaco Board Following Consummation of the Offer," if the Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that the Purchaser will be entitled to designate representatives to serve on the Pennaco Board in proportion to the Purchaser's ownership of Shares following such purchase; provided, however, that, until the Effective Time, there must be at least two Independent Directors. Promptly upon the consummation of the Offer, the Purchaser currently intends to seek maximum representation on the Pennaco Board permitted by the Merger Agreement. The Purchaser expects that its representation on the Pennaco Board would permit the Purchaser to exert substantial influence over Pennaco's conduct of its business and operations. As a result of the Merger, the directors of the Purchaser immediately prior to the Effective Time will become the directors of Pennaco, as the Surviving Corporation. See "-- The Merger Agreement -- The Merger."

     The Purchaser and Marathon expect that, initially following the Merger, the business and operations of Pennaco will, except as described in this Offer to Purchase, be continued substantially as they are currently being conducted. Marathon has not made any decisions with respect to the composition of Pennaco's management team following the consummation of the Offer and the Merger. However, Marathon expects that some of Pennaco's executive officers will exercise their rights to terminate their employment and collect noncompetition payments from Pennaco following the change of control that will result from the consummation of the Offer, in each case in accordance with the provisions of their existing employment agreements. Marathon will continue to evaluate the business and operations of Pennaco during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Marathon intends to seek additional information about Pennaco during this period. Thereafter, Marathon intends to review such information as part of a comprehensive review of Pennaco's business, assets, operations, capitalization, dividend policy, management and personnel, with a view to optimizing development of Pennaco's potential in conjunction with Marathon's current and future business.

     Except as described above or elsewhere in this Offer to Purchase, the Purchaser and Marathon have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Pennaco (such as a merger, reorganization or liquidation) (ii) any purchase, sale or transfer of a material amount of assets of Pennaco, (iii) any change in the Pennaco Board or management of Pennaco, (iv) any material change in Pennaco's indebtedness, capitalization or dividend policy, (v) any other material change in Pennaco's corporate structure or business, (vi) a class of securities of Pennaco being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association, (vii) a class of equity securities of Pennaco becoming eligible for termination of registration under Section 12(g) of the Exchange Act, (viii) the acquisition or disposition of securities of Pennaco or (ix) changes in Pennaco's charter or bylaws.

  APPRAISAL RIGHTS

     Holders of Shares do not have dissenters' rights as a result of the Offer. However, in connection with the Merger, stockholders of Pennaco may have the right to dissent and demand appraisal of their Shares under Section 262 of the DGCL ("Section 262"). Under Section 262, dissenting stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based on considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, the Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger.

     The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF THOSE RIGHTS.

13. DIVIDENDS AND DISTRIBUTIONS

     As discussed in Section 12, the Merger Agreement provides that Pennaco shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Marathon, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) with respect to any of its capital stock.

14. CONDITIONS TO THE OFFER

     Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including

Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for, and may postpone the acceptance for payment of and payment for, Shares tendered, and, except as set forth in the Merger Agreement, terminate the Offer as to any Shares not then paid for if the Minimum Tender Condition has not been satisfied. Furthermore, notwithstanding any other provision of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of Pennaco or if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

          (a) there is pending any suit, action or proceeding by any governmental entity, or any suit, action or proceeding that has a reasonable likelihood of success by any other person (i) seeking to restrain, prohibit or make illegal or materially more costly the making or consummation of the Offer or the Merger or any other transaction contemplated by the Merger Agreement, (ii) seeking to prohibit or limit the ownership or operation by Pennaco, Marathon or any of their respective subsidiaries of any material portion of the business or assets of Pennaco, Marathon or any of their respective subsidiaries or affiliates, or to compel Pennaco, Marathon or any of their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of Pennaco, Marathon or any of their respective subsidiaries or affiliates, as a result of the Offer, the Merger or any other transaction contemplated by the Merger Agreement, (iii) seeking to impose limitations on the ability of Marathon or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Common Stock purchased by it on all matters properly presented to the stockholders of Pennaco, (iv) seeking to prohibit Marathon or any of its subsidiaries from effectively controlling in any material respect the business or operations of Pennaco or (v) that otherwise could reasonably be expected to have a Material Adverse Effect;

          (b) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction is enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval is withheld with respect to, (i) Marathon, Pennaco or any of their respective subsidiaries or affiliates or (ii) the Offer, the Merger or any other transaction contemplated by the Merger Agreement, in either case by any governmental entity that is reasonably likely to result, directly or indirectly, in any of the consequences described in paragraph
     (a) above;

          (c) (i) it has been publicly disclosed or Marathon has otherwise learned that beneficial ownership (determined for this purpose as set forth in Rule 13d-3 under the Exchange Act) of more than 15% of the outstanding Shares has been acquired by another person or (ii) the Pennaco Board or any committee thereof has (1) withdrawn or modified the approval or recommendation of the Pennaco Board of the Offer (including by amendment of the Schedule 14D-9) in a manner adverse to Marathon or the Purchaser, (2) approved or recommended to the stockholders of Pennaco a Takeover Proposal or announced its intention to enter into an agreement with respect to a Takeover Proposal, (3) approved or recommended that the stockholders of Pennaco tender their Shares into any tender offer or exchange offer that is a Takeover Proposal or is related thereto or (4) resolved to do any of the foregoing;

          (d) the representations or warranties of Pennaco in the Merger Agreement that are qualified by "materiality" or "Material Adverse Effect" are not true and correct, or the representations and warranties of Pennaco in the Merger Agreement that are not so qualified are not true and correct in all material respects, in each case, as if such representations or warranties were made as of such time (except to the extent such representations and warranties speak as of a specific date or as of the date of the Merger Agreement, in which case such representations and warranties are not so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date of the Merger Agreement, respectively);

          (e) there has occurred any changes, conditions, events or developments that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

          (f) Pennaco has breached in any material respect any of its material agreements or covenants under the Merger Agreement; or

          (g) the Merger Agreement has been terminated in accordance with its terms;

in each case which, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Marathon or any of its affiliates), makes it inadvisable, in the sole and absolute discretion of Marathon, to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Purchaser and Marathon and may be asserted by the Purchaser or Marathon regardless of the circumstances giving rise to such condition or may be waived by the Purchaser and Marathon in whole or in part at any time and from time to time in their sole discretion; provided, however, that the Minimum Tender Condition may not be waived. The failure by Marathon, the Purchaser or any other affiliate of Marathon at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Marathon with respect to the foregoing conditions will be final and binding on the parties.

15. CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by Pennaco with the SEC and other publicly available information concerning Pennaco and discussions of representatives of Marathon with representatives of Pennaco, none of the Purchaser, Marathon or Pennaco is aware of any license or regulatory permit that appears to be material to the business of Pennaco and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of Pennaco's subsidiaries) as contemplated herein or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Marathon currently contemplate that such approval or other action will be sought, except as described below under "-- State Takeover Laws." While (except as otherwise expressly described in this Section
15) the Purchaser does not currently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Pennaco's business or that certain parts of Pennaco's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for a description of certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Section 203 of the DGCL, in general, prohibits a Delaware corporation such as Pennaco from engaging in a "business combination" (defined as a variety of transactions, including mergers) with an "interested stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an interested stockholder unless, among other things, prior to the time such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder. The Pennaco Board has approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Therefore, Section 203 of the DGCL is inapplicable to the Offer and the Merger.

     Based on information supplied by Pennaco, the Purchaser does not believe that any other state takeover statutes or similar laws purport to apply to the Offer or the Merger. Neither the Purchaser nor Marathon has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

16. FEES AND EXPENSES

     The Purchaser and Marathon have retained Georgeson Shareholder Communications Inc. to act as the Information Agent and The Bank of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

     None of the Purchaser, Marathon or USX will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser on request for customary mailing and handling expenses incurred by them in forwarding material to their clients.

17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Marathon is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Marathon becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR MARATHON NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser, Marathon and USX have filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Pennaco has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the SEC).

                                            MARATHON OIL ACQUISITION 1, LTD.

January 8, 2001

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                        USX, MARATHON AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF USX. The following tables set forth the name and principal occupation of each director and executive officer of USX. The business address of each such person is 600 Grant Street, Pittsburgh, Pennsylvania 15219-4776, and the business telephone number of each such person is (412) 433-1121, and each such person is a citizen of the United States of America.

Directors of USX

NAME                                                        POSITION
----                                                        --------
Neil A. Armstrong..............   Chairman of EDO Corporation (defense electronics) and its
                                  predecessor, AIL Systems Inc., since 1989.
Clarence P. Cazalot, Jr. ......   Vice Chairman of USX, President of Marathon and member of
                                  the Board of Managers of Marathon Ashland Petroleum LLC
                                  since March 2000; President -- Worldwide Production
                                  Operations of Texaco Inc. (major integrated oil and gas)
                                  from January 1999 to March 2000; President -- International
                                  Production and Chairman of London-based Texaco Ltd. from
                                  January 1998 to January 1999; President of International
                                  Marketing and Manufacturing of Texaco from January 1997 to
                                  January 1998; President of Texaco Exploration and Production
                                  Inc. from 1994 to January 1997.
J. Gary Cooper.................   Chairman and Chief Executive Officer of Commonwealth
                                  National Bank (commercial banking); United States Ambassador to Jamaica from 1994 through 1997.
Charles A. Corry...............   Retired Chairman and Chief Executive Officer of USX since
                                  1995.
Robert M. Hernandez............   Vice Chairman and Chief Financial Officer of USX since 1994.
                                  Director of Marathon and member of the Board of Managers of
                                  Marathon Ashland Petroleum LLC, an affiliate of Marathon.
Shirley Ann Jackson............   President of Rensselaer Polytechnic Institute (university)
                                  since 1999; Chairman of the United States Nuclear Regulatory
                                  Commission from 1995 through 1999.
Charles R. Lee.................   Chairman and Co-Chief Executive Officer of Verizon
                                  Communications Inc. (telecommunications) since June 2000;
                                  Chairman and Chief Executive Officer of Verizon's
                                  predecessor, GTE Corporation, for more than five years prior thereto.
Paul E. Lego...................   Retired Chairman of Westinghouse Electric Corporation
                                  (diversified manufacturer) since 1993.
John F. McGillicuddy...........   Retired Chairman and Chief Executive Officer of Chemical
                                  Banking Corporation (commercial banking) since 1994.
Seth E. Schofield..............   Retired Chairman and Chief Executive Officer of USAir Group
                                  Inc. (airline) since 1996.
John W. Snow...................   Chairman, President and Chief Executive Officer of CSX
                                  Corporation (transportation) since 1991.
Thomas J. Usher................   Chairman and Chief Executive Officer of USX since 1995.
                                  Director of Marathon and member of the Board of Managers of
                                  Marathon Ashland Petroleum LLC.
Paul J. Wilhelm................   Vice Chairman of USX since 2000; President of the U.S. Steel
                                  Group of USX since 1995.

NAME                                                        POSITION
----                                                        --------
Douglas C. Yearley.............   Retired Chairman and Chief Executive Officer of Phelps Dodge
                                  Corporation (international mining and manufacturing) since
                                  May 2000; Chairman and Chief Executive Officer of Phelps
                                  Dodge for more than five years prior thereto.

Executive Officers of USX

     In addition to the directors listed above that are also executive officers of USX, the following are executive officers of USX, all of whom have been employed by USX or its subsidiaries in executive or senior management roles for more than five years.

NAME                                                        POSITION
----                                                        --------
Albert E. Ferrara, Jr. ........   Vice President -- Strategic Planning
Edward F. Guna.................   Vice President and Treasurer
Kenneth L. Matheny.............   Vice President -- Investor Relations
Dan D. Sandman.................   General Counsel, Secretary and Senior Vice
                                  President -- Human Resources and Public Affairs
Larry G. Schultz...............   Vice President -- Accounting
Terrence D. Straub.............   Vice President -- Governmental Affairs

     2. DIRECTORS AND EXECUTIVE OFFICERS OF MARATHON. The following tables set forth the name and principal occupation of each director and executive officer of Marathon. Information regarding Messrs. Cazalot, Hernandez and Usher is described above under "Directors and Executive Officers of USX." The business address of each such person is 5555 San Felipe, Houston, Texas 77056 and the business telephone number of each such person is 713-629-6600, and each such person is a citizen of the United States of America.

Directors of Marathon

NAME                                                        POSITION
----                                                        --------
Philip G. Behrman..............   Senior Vice President, Worldwide Exploration, of Marathon
                                  since October 2000; Acting Vice President, Exploration and
                                  Land, of Vastar Resources Inc., an independent oil and gas exploration and production company, from March 2000 to
                                  October 2000; Exploration Manager, Deepwater Gulf of Mexico,
                                  of Vastar from June 1996 to March 2000; Exploration Manager,
                                  Special Projects, of BP Exploration, an oil and gas
                                  exploration company, from January 1995 until June 1996.
Albert E. Ferrara, Jr. ........   Vice President -- Strategic Planning of USX since December
                                  1997; President of USX Realty Development Division of the
                                  U.S. Steel Group since 1994. Director of the Regional
                                  Industrial Development Corporation of Southwestern
                                  Pennsylvania.
J. Louis Frank.................   Executive Vice President of Marathon since January 2001;
                                  Executive Vice President -- Refining, Marketing and
                                  Transportation, of Marathon from 1991 to December 1997;
                                  President and a member of the Board of Managers of Marathon
                                  Ashland Petroleum LLC from December 1997 to present.
G. David Golder................   Senior Vice President, Commercialization and Development, of
                                  Marathon since October 2000; Vice President, International
                                  Production, of Marathon from November 1999 to October 2000;
                                  Vice President, Asian Operations, of Marathon from January
                                  1999 to November 1999; Executive Vice President of Sakhalin
                                  Energy Investment Co., Ltd., an affiliate of Marathon, from
                                  August 1996 to January 1999; Production Manager, Gulf Coast
                                  Production Region, of Marathon from November 1990 to August
                                  1996.
Steven B. Hinchman.............   Senior Vice President, Production Operations, of Marathon
                                  since October 2000; Regional Manager, Mid-Continent Region, of Marathon from November 1999 to October 2000; Production
                                  Manager, Mid-Continent Region, of Marathon from November
                                  1996 to November 1999; Engineering Manager, International
                                  Production, of Marathon from August 1994 to November 1996.
Steve J. Lowden................   Senior Vice President, Business Development, of Marathon
                                  since December 2000; Director -- Commercial and Business
                                  Development of Premier Oil PLC, a London oil and gas
                                  exploration, development and production company, from 1996 to December 2000; General Manager for International
                                  Exploration and Production of Premier Oil from 1994 to 1996.
Kenneth L. Matheny.............   Vice President -- Investor Relations of USX since April
                                  2000; Vice President and Comptroller of USX from February
                                  1997 to April 2000; Vice President, Human Resources and
                                  Environment, of Marathon from 1994 to February 1997.
John T. Mills..................   Senior Vice President, Finance and Administration, of
                                  Marathon since September 1998; Vice President -- Taxes of
                                  USX from 1987 until 1998. Director and Vice President of the
                                  Purchaser.

NAME                                                        POSITION
----                                                        --------
Dan D. Sandman.................   General Counsel, Secretary and Senior Vice
                                  President -- Human Resources and Public Affairs of USX.
                                  Member of the Board of Managers of Marathon Ashland
                                  Petroleum LLC.

Executive Officers of Marathon

     In addition to the directors listed above that are also executive officers of Marathon, William F. Schwind has been the General Counsel and Secretary of Marathon since 1992.

     3. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name and position with the Purchaser of each director and executive officer of the Purchaser. All such positions have been held since the Purchaser's incorporation in December 2000, except that each of Mr. Murphy's and Mr. Mills's election as directors was effective in January 2001. Information regarding Mr. Mills is described above under "Directors and Executive Officers of Marathon." The business address of each such person is 5555 San Felipe, Houston, Texas 77056 and the business telephone number of each such person is 713-629-6600, and each such person is a citizen of the United States of America.

NAME                                                        POSITION
----                                                        --------
Richard J. Murphy..............   Director and President of the Purchaser; Manager, Mergers
                                  and Acquisitions, of Marathon since October 2000; Manager,
                                  Acquisitions and Reserve Evaluation, of Marathon from
                                  September 1998 to October 2000; Engineering Manager,
                                  International Production, of Marathon from November 1996
                                  until September 1998; Manager, International Production,
                                  Joint Ventures, of Marathon from June 1992 until November
                                  1996.
James F. Meara.................   Vice President of the Purchaser; Controller of Marathon
                                  since January 2000; Tax Manager of Marathon from February
                                  1997 to January 2000; Manager, International Production,
                                  Sakhalin Energy, from August 1995 to February 1997.

     The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

                                     By Facsimile Transmission:
            By Mail:              (For Eligible Institutions Only)   By Hand or Overnight Delivery:
  Tender & Exchange Department             (212) 815-6213             Tender & Exchange Department
         P.O. Box 11248                                                    101 Barclay Street
      Church Street Station                                            Receive and Deliver Window
  New York, New York 10286-1248                                         New York New York, 10286

                      To Confirm Facsimile Transmissions:
                        (For Eligible Institutions Only)

                                 (212) 815-6156

Questions and requests for assistance may be directed to the Information Agent at its address set forth below. Additional copies of the Offer to Purchase, this Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                [GEORGESON SHAREHOLDER COMMUNICATIONS INC. LOGO]

                          17 State Street, 10th Floor
                               New York, NY 10004
                 Banks and Brokers call collect: (212) 440-9800
                   All others call toll-free: (800) 223-2064